Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Mauser Group B.V. of our report dated April 29, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the share, per share and related information described in Note 1d) and Note 37 of the Predecessor and Successor Financial Statements, as to which the date is January 27, 2017, relating to the financial statements of Mauser Group B.V. (Successor) and our report dated August 7, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the share, per share and related information described in Note 1d) and Note 37 of the Predecessor and Successor Financial Statements, as to which the date is January 27, 2017, relating to the financial statements of Mauser Holding GmbH (Predecessor), which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Cologne, Germany

January 30, 2017

PricewaterhouseCoopers

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

/s/ Hans-Peter Kreibich	/s/ Christian Dornhöfer
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)